Exhibit 99.2

Frequently Asked Questions

Morningstar to Acquire Sustainalytics

ABOUT SUSTAINALYTICS

What is Sustainalytics?

With more than 25 years of experience, Sustainalytics is the largest global pure-play ESG research and ratings firm dedicated to responsible investment services. It’s also the largest provider of second party opinions for green and sustainability bond issuances.

How many employees does Sustainalytics have, and where are they located?

More than 650 people work for Sustainalytics across 16 offices in Amsterdam, Boston, Brussels, Bucharest, Copenhagen, Frankfurt, London, New York, Paris, Stockholm, Sydney, Timisoara (Romania), Tokyo, Toronto, Washington D.C., and Zeilona Gora (Poland). Sustainalytics’ four largest offices include Amsterdam (75), Bucharest (90), Timisoara (200), and Toronto (100).

RATIONALE

What is the rationale for this deal?

Modern investors in public and private markets are demanding ESG data, research, ratings, and solutions in order to make informed, meaningful investing decisions. We believe that sustainable investing data and research is no longer optional; it’s becoming essential for long-term-oriented institutional and retail investors alike.

From climate change to supply-chain practices, the nature of the investment process is evolving and shining a spotlight on demand for stakeholder capitalism. Whether assessing the durability of a company’s economic moat, the stability of its credit rating, or the impact of its carbon footprint, this is the future of long-term investing.

Morningstar and Sustainalytics intend to make sustainable investing analytics available for individual securities all the way through to aggregate portfolio views.

Why is Sustainalytics selling to Morningstar?

There are numerous reasons why Morningstar is a great “home” for Sustainalytics.

1.	Sustainalytics appreciates Morningstar's highly recognized and respected brand in the mainstream global investment community. We both share a commitment to sustainability.

2.	Sustainalytics and Morningstar have a longstanding and productive relationship that has already produced innovative ESG analytics – from the industry’s first sustainability rating for funds, to global sustainable indexes, to a variety of sustainable portfolio analytics.

3.	In selling the company, Sustainalytics' management team wanted to ensure that any prospective acquirer would align with Sustainalytics' mission, values, corporate culture and business strategy. Morningstar was an excellent fit in these key areas, but we can also provide the global scale and capital resources to help move ESG – and Sustainalytics – up the investment value chain.

4.	Sustainalytics coming together with Morningstar will play a unique leadership role in the ESG space. Together, we will continue to serve clients with objective, thoughtful, quality, and excellent service. Joining forces with us to empower investor success will also help Sustainalytics to grow its impact as ESG investing grows in importance worldwide.

Why is Morningstar buying these capabilities rather than building them?

Sustainalytics has a 25-year track record as the largest pure-play ESG research and ratings firm dedicated to responsible investment services. Our five-year relationship with Sustainalytics has revealed that the company's experience and intellectual property would be tough to replicate and expensive to match.

What opportunities will the companies pursue together?

While Morningstar and Sustainalytics intend to pursue opportunities in nearly every corner of the investing landscape, we are particularly excited about our unique differentiation in these areas:

1.	Private Equity: Integrate ESG into PitchBook products and solutions to create value for sustainability-focused private equity firms and investors.

2.	Sustainable Finance: Expand use of ESG considerations in the sustainable finance landscape, including credit analysis.

3.	Indexes: Expand our ESG indexes using Sustainalytics data and index services to better meet investor needs.

Frequently Asked Questions

Morningstar to Acquire Sustainalytics

INDUSTRY LANDSCAPE

What trends do we see with ESG that contributed to this decision?

·	Sustainable investing isn’t new. It dates back to the 1970s, when Pax World launched the first sustainable mutual fund. However, we have seen fast acceleration globally across the last decade and intend to shape the future of sustainable investing as it grows in popularity worldwide.

·	Today, ESG considerations are being integrated into the charters of a growing number of entities, included in their practice, and applied to the due diligence process when assessing assets to be acquired. Both investor demand and assets under management have grown significantly.

·	PRI reports more than 2,350 asset managers, pension funds and service providers representing US $86 trillion in assets under management are signatories to the Principles for Responsible Investment.

·	Globally, sustainable investing assets in the five major markets (United States, Canada, Europe, Australia/New Zealand, and Japan) stood at US $30.7 trillion at the start of 2018, a 34% increase in two years, according to the Global Sustainable Investment Alliance.

·	Morningstar research shows assets in European sustainable funds closed the year at EUR €668B, a 56% increase over 2018. Estimated net flows into open-end and exchange-traded sustainable funds available to European investors totaled EUR €120 billion in 2019. Meanwhile, estimated net flows into sustainable funds for U.S. investors were US $20.6 billion in 2019, nearly four times the record-setting flows from 2018.

Morningstar research on the True Faces of Sustainable Investing dispels stereotypes about sustainable investors and identifies a sustainable investing market not limited to women and millennials. In fact, the report found 72% of the U.S. population expressed at least a moderate interest in sustainable investing.

Sustainable finance is a rapidly emerging field that encourages the funding of sustainable projects that have direct environmental and societal impact. Sustainable debt saw record issuance in 2019 at US $465 billion globally, up 78% from US $261.4 billion in 2018, according to Bloomberg.

FINANCIAL MATTERS

What are the terms of the deal? What is the acquisition price?

Morningstar first acquired an approximately 40% equity stake in Sustainalytics in 2017 and will purchase the remaining approximately 60% of Sustainalytics shares upon closing of the transaction. The transaction consideration includes a cash payment at closing of approximately EUR €55 million (subject to certain potential adjustments) and additional cash payments in 2021 and 2022 based on a multiple of Sustainalytics’ 2020 and 2021 fiscal year revenues. Based on the upfront consideration, we estimate the enterprise value of Sustainalytics to be EUR €170 million.

How is Morningstar funding the deal?

We expect to finance the acquisition with a combination of cash on hand and debt financing.

When will the transaction close?

We expect the deal to close early in the third quarter of 2020.

What is the size of Sustainalytics?

We are not able to provide information at this time but anticipate certain financial information will be available post-closing.

Why does Morningstar management believe that deploying capital toward M&A and increasing debt levels is good capital allocation strategy amidst a market downturn?

ESG is an area of increasing focus at Morningstar, and we have ambitions to be the leading voice for ESG investors of all types. This acquisition is consistent with our longer-term strategy of pursuing growth amidst specific secular trends that are shaping the investment landscape and investor behavior.

Our expected leverage at the close of the transaction will not be materially different than on a standalone basis, and we expect to continue to have ample liquidity following the deal.

The transaction structure, which ties future consideration to financial performance, aligns interests and also provides future funding flexibility.

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